Media Relations Contact	Investor Relations Contact
Timothy G. Weir, APR	Chad Monroe
Director of Public Affairs, Communications & Marketing	Director of Corporate Development
(812) 962-5128 | tweir@accuridecorp.com	(812) 962-5041 | cmonroe@accuridecorp.com

FOR IMMEDIATE RELEASE

Accuride Completes Sale of Imperial Group Business; Updates Guidance
•	Sells Imperial Group for $30.0 million in cash at closing, plus a contingent earn-out of up to $2.25 million
•	Divestiture continues Accuride’s focus on core business, improves liquidity
•	Updates full-year guidance to reflect sale of Imperial Group

EVANSVILLE, Ind. – August 1, 2013 – Accuride Corporation (NYSE: ACW), a leading supplier of components to the North American commercial vehicle industry, announced that it has completed the sale of substantially all of the assets of its Imperial Group (“Imperial”) business to Imperial Group Manufacturing, Inc. a new company formed and capitalized by Wynnchurch Capital (“Wynnchurch”) for total cash consideration of $30.0 million at closing, plus a contingent earn-out totaling up to $2.25 million.

With 2012 Net Sales of $135.1 million, Imperial Group fabricates truck body and chassis components for medium- and heavy-duty truck and bus manufacturers.  Imperial had been an Accuride subsidiary since its acquisition in 2005, but did not fit the Company’s strategic focus on its wheel end systems solutions business.

“Completing the sale of Imperial Group to Wynnchurch demonstrates Accuride’s resolve to maximize the Company’s strategic focus, value and financial strength,” stated Rick Dauch, Accuride President and Chief Executive Officer.  “A win-win for all parties involved, this transaction continues Accuride’s divestiture of non-core businesses and enables management to devote greater focus on strengthening the profitability of our core wheel end systems businesses. The proceeds from the sale will improve the Company’s liquidity and help fund future growth initiatives.”

2013 Financial Guidance

Due to this transaction, Accuride’s full year guidance will no longer include Imperial.  The impact on guidance is a reduction of Net Sales of $125 million, Adjusted EBITDA of $5 million, and Free Cash Flow of $5 million for 2013.  Excluding Imperial, Accuride expects Net Sales between $650 and $675 million, Adjusted EBITDA between $55 and $60 million, and negative Free Cash Flow between $10 and $15 million for 2013.

“Wynnchurch is excited to have an opportunity to invest in Imperial and provide capital to support the continued growth of the business.  We believe Imperial is an exceptionally well-positioned supplier of truck body and chassis components to the commercial vehicle industry.  We look forward to working with the Imperial team to implement a strategy that will provide comprehensive and responsive solutions for all customers,” said John Hatherly, Managing Partner of Wynnchurch.

BMO Capital Markets acted as the exclusive financial advisor to Accuride on this transaction.

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About Imperial Group
Based in Decatur, Texas, Imperial Group is a leading supplier of truck body and chassis components to the North American commercial vehicle industry.  Its customers include heavy- and medium-duty truck and bus original equipment manufacturers. Imperial became part of Accuride in 2005 when the Company acquired units of Transportation Technologies Industries, Inc. (TTI).  Imperial’s broad line of truck body and chassis parts includes bumpers, battery and tool boxes, crown assemblies, bus component and chassis assemblies, fuel tanks, roofs, fenders, and cross members. Imperial also provides value-adding chrome plating and polishing services and the kitting and assembly of exhaust systems. Its U.S. operations include facilities employing approximately 420 people located in Chehalis, Wash.; Decatur-Denton, Texas (headquarters); Portland, Tenn.; and Dublin, Va.  For more information, visit www.imperialgroup.com.

About Accuride Corporation
With headquarters in Evansville, Ind., Accuride Corporation (NYSE: ACW) is a leading supplier of components to the North American commercial vehicle industry. The company’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, and other commercial vehicle components. The company’s products are marketed under its brand names, which include Accuride®, Accuride Wheel End SolutionsTM, Gunite®, and BrillionTM. For more information, visit www.accuridecorp.com.

About Wynnchurch Capital
Wynnchurch Capital, headquartered in the Chicago suburb of Rosemont, Illinois, with offices in Dallas, Detroit, and Toronto and an affiliate office in Montreal, was founded in 1999 and is a leading middle-market private equity investment firm. Wynnchurch's strategy is to partner with middle market companies in the United States and Canada which have outstanding management teams and possess the potential for substantial growth and profit improvement. Wynnchurch Capital manages a number of private equity funds with capital under management in excess of $1 billion specializing in management buyouts, recapitalizations, corporate carve-outs, restructurings and growth capital.  More information about Wynnchurch Capital can be found at: www.wynnchurch.com.

Forward-Looking Statements
Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, beliefs and intentions on strategies regarding Accuride’s future results. It is important to note that the Company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including but not limited to, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.

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